UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2017

RELMADA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-184881	45-5401931
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Third Avenue, 9th Floor New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 547-9591

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

 Item 1.01    Entry into a Material Definitive Agreement.

On September 28, 2017 and October 4, 2017, the Company committed to issue a 7% Convertible Promissory Note pursuant to a Note and Warrant Purchase Agreement (the “Purchase Agreement”), among the Company and certain accredited investors named therein. The securities sold in the offering consisted of an aggregate of (i) $6,890,000 of 7% convertible notes (the “Note”), and (ii) warrants to purchase 4,593,333 shares of its common stock par value $0.001 per share (collectively, the “Warrants”) at an exercise price of $1.50 per share, subject to adjustment.

The term of the Note is two years (the “Maturity Date”). The Note shall be automatically convertible if, prior to the Maturity Date, the Company shall issue Convertible Promissory Notes and shares of Common Stock in an equity financing to one or more investors in which the total gross proceeds of such issuance of notes or sale of shares of Common Stock equals or exceeds $10,000,000 (including the principal sum due under the Notes) (the “Equity Financing”). As of the final closing of the Equity Financing in which the Company has raised an aggregate of $10 million in gross proceeds, the principal sum of the Notes, together with all accrued, but unpaid, interest and all other fees, costs and charges, if any, will be automatically convertible, in whole but not in part, into that number of fully paid, validly issued and non-assessable shares of Common Stock equal to the quotient of the principal sum and interests divided by the lower of (a) $0.75 or (b) eighty percent (80%) of the price per share paid by the investors in the Equity Financing. The Warrants are exercisable for a period of seven years from the date of issuance and are cash exercise only.   In addition, anytime on or before the Maturity Date, at the option of the investor, investor may elect to exercise to convert the outstanding principal amount and interest of the Notes into shares of Common Stock at a price of $0.75 per share. The Notes will be subordinated to all senior debt obligations of the Company. The Company received an aggregate of $6,840,000 in gross proceeds from the sale of securities under the Purchase Agreement.

A FINRA-registered broker-dealer acted as placement agent with respect to the offering and will receive a cash fee of $584,500 from the sale of securities and will be issued warrants to purchase 779,333 shares of Common Stock from the sale of securities to the investors. The broker-dealer will also be paid a non-accountable 1% allowance (or $58,450) for expenses.

General Information

A copy of the Form of Note, Purchase Agreement, and Form of Warrant will be included as exhibits to the Company’s Form 10-Q for the quarter ended September 30, 2017.

The securities offered have not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Item 3.02    Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above is incorporated herein by reference in response to this Item 3.02.

The Shares and Warrants described were offered and sold solely to “accredited investors” in reliance on the exemption from registration afforded by Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act.  In connection with the sale of these securities, the Company relied on each investor’s written representations that it is an “accredited investor” as defined in Rule 501(a) of Regulation D.  In addition, neither the Company nor anyone acting on its behalf has offered or sold these securities by any form of general solicitation or general advertising.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 4, 2017	RELMADA THERAPEUTICS, INC.

	By:	/s/ Sergio Traversa
	Name:	Sergio Traversa
	Title:	Chief Executive Officer and Interim Chief Financial Officer

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